Exhibit 99.2

The Company entered into certain confidentiality agreements pursuant to which the Company agreed to publicly disclose certain information, including material non-public information thereunder (the “Cleansing Materials”), upon the occurrence of certain events set forth in the NDAs. The Company hereby provides the following information pursuant to such NDAs:

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Plans for current store fleet optimization program to be expanded to more than 400, including closure of an approximately 150 additional lower-producing Bed Bath & Beyond stores, which builds on closure of approximately 200 Bed Bath & Beyond stores and approximately 50 standalone Harmon stores in the U.S.

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Plans for Fiscal 2023 Comparable Sales in mid- to high-single digit range based on Comparable Sales down 30 percent to 40 percent in the fiscal first quarter and sequential, quarterly sales improvement thereafter.

•	Plans for improving inventory position with in-stocks at historical operating levels by Back-to-College 2023.

•	Plans for Fiscal 2023 Adjusted Gross Margin in the low-30 percent range throughout the fiscal year, inclusive of cost savings from supply chain network initiatives.

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Plans for Fiscal 2023 Adjusted SG&A expense reduction of up to $1 billion, reflecting annualized cost optimization initiatives that began in fiscal 2022, as well as incremental cost reductions associated with additional store closures, as well as corporate and operating expense realignment to occur by early fiscal 2023.

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Plans for Fiscal 2023 Adjusted EBITDA Margin in mid-single-digit range, based on achievement of aforementioned assumptions and reflecting negative Adjusted EBITDA Margins in the fiscal first quarter and a return to positive Adjusted EBITDA Margins beginning in the fiscal second quarter.

We have not reconciled forward-looking Adjusted Gross Margin, Adjusted SG&A and Adjusted EBITDA Margin to their most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact our future results of operations.